Suite 1120, Cathedral Place, 925 West Georgia Street Vancouver, British Columbia, Canada V6C 3L2 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com	Toronto Stock Exchange Ticker Symbol – ARZ NYSE MKT Ticker Symbol – AZK U.S. Registration (File 001-31893) News Release Issue No. 23-2011

August 15, 2012

FOR IMMEDIATE RELEASE

AURIZON ANNOUNCES THE COMPLETION OF THE MARBAN BLOCK PHASE TWO DRILLING;
NEW ZONE DISCOVERED RETURNS 19.21 GRAMS OF GOLD PER TONNE OVER 5.6 METRES

Aurizon Mines Ltd. is pleased to report that the Phase Two exploration program on NioGold’s Marban Block property, located in the Malartic gold camp of Quebec’s Abitibi region, is now complete.  The results from the final 31 drill holes conclude a successful program which identified a new high grade zone approximately 500 metres north of the Marban deposit and 350 metres south of the Norlartic deposit.

The best results from the new zone are:

•	19.40 g/t Au over 1.2 metres on section 3600 at a vertical depth of 92 metres (MB-12-323)

•	19.21 g/t Au over 5.6 metres on section 3600 at a vertical depth of 215 metres (MB-12-324)

This discovery occurred in the 13 exploration holes which were drilled outside the Marban deposit limits.
Five (5) holes investigating the stratigraphy of the Marban deposit at depth between 400 and 800 metres, have revealed the continuity of the Marban system down to a vertical depth of 780 metres with one hole in particular, MB-12-322 (1.77 gold grams per tonne over 6.5 metres), which is approximately 450 metres from the deepest information on that section of the deposit.  North of the Marban deposit, a group of five (5) holes intersected the Norlartic system, of which two (2) intersected high grade mineralization.  In addition, a fence of three (3) holes was drilled between 400 and 800 metres south of the Marban deposit.

Results from a further 18 holes of the Phase Two program are distributed on a strike of 1,025 meters and include the Eastern Down Dip Zone (“EDDZ”) and Western High Grade Zone (“WHGZ”).

Drilling highlights include:

The best results from the EDDZ include:

•	3.74 grams of gold per tonne over 6.4 metres on section 4700 at a vertical depth of

245 metres (MB-12-317)

•	4.51 grams of gold per tonne over 6.0 metres on section 4700 at a vertical depth of

245 metres (MB-12-317)

In-fill drill holes on the WHGZ include the following highlights:

•	19.35 grams of gold per tonne over 1.2 metres on section 3725 at a vertical depth of 100 metres (MB-12-309)

•	20.70 grams of gold per tonne over 0.7 metres and 14.65 grams of gold per tonne over 1.2 metres on section 3675 at a vertical depth of 50 metres and 60 metres respectively (MB-12-312)

•	1.31 grams of gold per tonne over 19.7 metres on section 3700 at a vertical depth of 35 metres (MB-12-314)

•	21.40 grams of gold per tonne over 0.9 metres on section 3850 at a vertical depth of 30 metres
(MB-12-327)

News Release – August 15, 2012 Aurizon Announces the Completion of the Marban Block Phase Two Drilling; New Zone Discovered Returning 19.21 Grams of Gold Per Tonne Over 5.6 Metres	Page | 2

The Phase Two program was completed on May 31, 2012, with a total of 34,658 metres distributed in 90 holes and 9 extensions of previous holes.  The main target was the Marban deposit where in-fill drilling was performed mainly in the WHGZ but also along the deposit to increase the quality of the resource at shallow depth.  Attempts at extending the deposit to depth and along strike were also successful as indicated by results obtained on the EDDZ.  Thirteen holes were drilled of a more exploratory nature geological interpretation is in progress and will be completed shortly.

“The remaining results from the Phase Two program on the Marban Block are encouraging, indicating that other structures surrounding Marban may have the potential to deliver high grade results combined with strong metal factors.” said George Paspalas, Aurizon’s President and CEO.  “An important milestone will be achieved in the near future with the completion of a first resource estimate focusing on the Marban surface deposit.”

Exploration Hole Results

Hole	Easting	Northing	Azimuth		Hole Length	From	To	Length	Grade	Zones
	(m)	(m)		Dip	(m)	(m)	(m)	(m)	(g/t Au)
Collar coordinates in the Marban grid
MB-12-320	3600	4621	N180°	-56°	813.6	19.3	38.6	19.3	1.03
					incl	19.3	27.6	8.3	1.60
MB-12-321	4000	4635	N178°	-62°	1206.0	144.4	150.3	5.9	2.04
						747.0	748.2	1.2	4.44
MB-12-322	4000	4750	N178°	-67°	1061.0	862.0	868.5	6.5	1.77
MB-12-323	3600	4867	N178°	-54°	909.0	172.2	173.4	1.2	19.40	New dike
MB-12-324	3600	4867	N178°	-75°	1035.0	215.6	221.2	5.6	19.21	New dike
Collar coordinates in the Norlartic grid
MB-12-330	9+00 E	1+20 S	N210°	-50°	254.0	212.0	217.1	5.1	1.23
MB-12-331	11+00 E	0+00	N210°	-50°	348.0	169.8	173.4	3.6	1.81	Norlartic
						307.0	309.4	2.4	1.98
MB-12-332	11+00 E	1+50 S	N210°	-50°	240.0	59.3	61.9	2.6	2.24	Norlartic

Holes MB-12-333, 334, 335, 336, 337 do not contain intersections ≥ 1 g/t.

News Release – August 15, 2012 Aurizon Announces the Completion of the Marban Block Phase Two Drilling; New Zone Discovered Returning 19.21 Grams of Gold Per Tonne Over 5.6 Metres	Page | 3

Marban Deposit Results:

Hole	Easting	Northing	Azimuth	Dip	Hole Length	From	To	Length	Grade	Zones
	(m)	(m)			(m)	(m)	(m)	(m)	(g/t Au)
MB-12-307	3800	3975	N180°	-47°	228.0	143.7	146.0	2.3	3.08	D3
MB-12-308	3800	3915	N180°	-46°	186.0	118.0	123.0	5.0	1.43	D3
MB-12-309	3725	4050	N180°	-47°	281.0	128.8	130.0	1.2	5.89
						134.2	135.4	1.2	19.35
MB-12-310	3750	4028	N180°	-46°	251.0	131.4	132.6	1.2	8.06	2
						190.6	193.0	2.4	4.24	D3
MB-12-311	3750	3905	N180°	-46°	167.0	119.3	121.5	2.2	0.87
MB-12-312	3675	3950	N180°	-47°	209.0	61.9	62.6	0.7	20.70	2
						75.2	76.4	1.2	14.65
MB-12-313	3700	3925	N180°	-45°	182.0	93.6	106.8	13.2	1.07	E
MB-12-314	3700	3860	N180°	-45°	120.0	35.8	55.5	19.7	1.31	E
MB-12-315	3725	3910	N180°	-47°	170.0	88.6	93.3	4.7	1.19	E
MB-12-316	3900	3955	N180°	-46°	234.0	145.4	149.0	3.6	1.37
MB-12-317	4700	3983	N180°	-55°	522.0	297.6	304.0	6.4	3.74
						455.8	457.0	1.2	4.11
MB-12-318	3850	3870	N180°	-45°	164.0	70.2	73.1	2.9	5.57
MB-12-319	4600	4000	N180°	-57°	557.0	349.0	353.8	4.8	2.08	V
						383.1	384.0	0.9	9.22	W
						446.8	465.4	18.6	2.36
					incl	446.8	452.8	6.0	4.51
MB-12-325	4050	3820	N180°	-46°	140.0	40.2	41.4	1.2	8.32
						87.4	88.2	0.8	7.32
MB-12-326	4450	4127	N180°	-78°	693.0	193.5	196.3	2.8	3.47
						226.6	227.2	0.6	5.52
						532.7	533.8	1.1	9.77
MB-12-327	3850	4005	N180°	-45°	279.0	42.7	43.6	0.9	21.40
						180.5	181.3	0.8	7.75
						190.3	194.6	4.3	2.13
MB-12-328	4650	3925	N180°	-55°	480.0	278.0	280.1	2.1	4.07	M
MB-12-329	3900	4035	N180°	-47°	287.0	58.0	59.2	1.2	12.85
						96.5	97.3	0.8	10.55

Overview of Marban property drilling

The 2010-2012 drill programs (Phase 1 and 2) totalled 84,911 metres (260 holes and 17 extensions). The Marban deposit received the bulk of the drilling with 68,861 metres (208 holes), among which 19,575 metres (74 holes) were in-filling at a 25x25 metres spacing pattern. The other holes were completing a 50x50 metres spacing pattern or making steps of 100 metres. The Norlartic deposit received 4,319 metres (21 holes) of in-fill drilling and 11,731 metres (31 holes) were drilled for exploring the Marban Block property mainly between the Norlartic and Marban deposits, as well as some other targets on the property.

Aurizon Option

Aurizon can earn up to a 65% interest the Marban Block property under the terms of an option and joint venture agreement dated July 5, 2010, between NioGold and Aurizon.  The initial 50% interest can be earned by incurring expenditures of $20 million over three years, completing an updated NI 43-101 compliant mineral resource estimate, and by making a resource payment for 50% of the total gold ounces defined by the mineral resource estimate. NioGold remains the project operator during the initial earn-in period (see news release dated July 6, 2010).

News Release – August 15, 2012 Aurizon Announces the Completion of the Marban Block Phase Two Drilling; New Zone Discovered Returning 19.21 Grams of Gold Per Tonne Over 5.6 Metres	Page | 4

Technical Info, QA/QC and Qualified Persons

Reported intervals are in core lengths but are anticipated to approximate true width, except where structural complexities occur, as the holes were drilled near perpendicular to the principal local structural orientation.

Diamond drill holes were drilled with NQ-size core in order to obtain larger sample volumes of the mineralised zones, except for holes that traversed underground workings which were completed using BQ-size core.  The core was sealed delivered by the drilling contractor to NioGold’s facilities located at the Norlartic mine site.  The core was photographed for reference, logged and mineralised sections were sawed in half.  Sample lengths vary between 0.5 to 1.5 metres.  Half core samples were bagged, sealed and delivered to ALS Chemex in Val-d’Or, Quebec, an accredited laboratory.  The remaining core is stored on site for reference.  Samples were assayed by the fire-assay method using an atomic absorption finish on a 50-gram pulp split.  A quality assurance and quality control program (QA/QC) was implemented by NioGold and the laboratory to insure the precision and reproducibility of the analytical method and results.  The QA/QC program includes the insertion of standards, blanks and field duplicates in the sample batches sent to the laboratory and a systematic re-assaying of samples returning values above 2 g/t Au by the fire-assay method using a gravimetric finish.  As well, pulps grading above 0.5 g/t Au are sent to Bourlamaque Assay Laboratories Ltd. in Val-d’Or for check assaying.

The drilling program is conducted under the supervision of Yan Ducharme, M.Sc., P. Geo. (OGQ), the NioGold Vice President of Exploration and a Qualified Person as defined by National Instrument 43-101. The news released was prepared under the supervision of Martin Demers, P.Geo., Aurizon’s General Manager, Exploration and a Qualified Person under National Instrument 43-101, based on information made available by Niogold and verified by personnel of Aurizon.

Additional information
There is one sketch attached to this news release showing the Marban deposit drill hole locations and the longitudinal figures.

About Aurizon

Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world's most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions.  Aurizon shares trade on the Toronto Stock Exchange under the symbol "ARZ" and on the NYSE MKT under the symbol "AZK".  Additional information on Aurizon and its properties is available on Aurizon's website at www.aurizon.com.

FOR MORE INFORMATION CONTACT:
Aurizon Mines Ltd.
George Paspalas, President & CEO
Ian S. Walton, Executive Vice President & CFO
Suite 1120, Cathedral Place, 925 W. Georgia Street
Vancouver, BC  V6C 3L2
Telephone: 604-687-6600    Fax: 604-687-3932
Toll Free: 1-800-411-GOLD (4653)
Investor Relations: jennifer.north@aurizon.com
Email: info@aurizon.com   Website:  www.aurizon.com

News Release – August 15, 2012 Aurizon Announces the Completion of the Marban Block Phase Two Drilling; New Zone Discovered Returning 19.21 Grams of Gold Per Tonne Over 5.6 Metres	Page | 5

FORWARD LOOKING STATEMENTS AND INFORMATION

This news release contains "forward-looking statements" and "forward-looking information" within the meaning of applicable securities regulations in Canada and the United States (collectively, "forward-looking information"). The forward-looking information contained in this news release is made as of the date of this news release. Except as required under applicable securities legislation, the Company does not intend, and does not assume any obligation, to update this forward-looking information.

Specifically, this news release contains forward-looking information with respect to future exploration work and the expected timing of an updated resource estimate on the Marban property. Forward-looking information contained in this news release is based on certain assumptions that the Company believes are reasonable, including the assumption that the current price of and demand for gold will be sustained or will improve. However, forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors include, among others, the risk that actual results of exploration activities will be different than anticipated, that required supplies, equipment or personnel will not be available or will not be available on a timely basis or that the cost of labour, equipment or supplies will increase more than expected, that the future price of gold will decline, that the Canadian dollar will strengthen against the U.S. dollar, that mineral resources are not as estimated, that actual costs or actual results of reclamation activities are greater than expected; that changes in project parameters as plans continue to be refined may result in increased costs, of accidents, labour disputes and other risks generally associated with exploration, unanticipated delays in obtaining governmental approvals or financing or in the completion of exploration activities, as well as those factors and other risks more fully described in Aurizon's Annual Information Form filed with the securities commission of all of the provinces and territories of Canada and in Aurizon's Annual Report on Form 40-F filed with the United States Securities and Exchange Commission, which are available on Sedar at www.sedar.com and on Edgar at www.sec.gov/. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Readers are cautioned not to place undue reliance on forward-looking information due to the inherent uncertainty thereof.

AURIZON MINES LTD.

MARBAN PROJECT (QUEBEC)

Marban & Exploration Zone

Follow up drilling

August 15, 2012

276000E
277000E
278000E
279000E
280000E
5338000N
5337000N
5336000N
5335000N
W
E
Surface
-200m
-400m
-600m
1.3/19.7
14.7/1.2
19.4/1.2
12.9/1.2
21.4/0.9
5.6/2.9
3.7/6.4
2.4/18.6
inc. 4.5/6.0
High Grade
Western Zone
High Grade
Eastern Downdip Zone
Enrichment trends
Previous hole
New hole reported
Only intervals metal factor >15 are shown on this sketch
Indicated Resources
Inferred Resources
Past Production
Existing Infrastructure
0
100m
Composite Longitudinal Section
QUEBEC
Val-d'Or
Keriens River
Montigny Lake
Step Out
Drilling
19.2/5.6
19.4/1.2
1.0/19.3
1.6/8.3
1.2/5.1
2.0/5.9
1.8/6.5
Norbenite Shear Zone
Marban Deposit
Step Out
Drilling
334
335
336
325
326
Hydro Power Line
117
Granodiorite
Mine Sequence
Ultramafic Units
0
200m
Surface Geology

Reference: News Release Issue No. 23-2012